SUNAMERICA SENIOR FLOATING RATE FUND, INC.

ARTICLES OF AMENDMENT


            SunAmerica Senior Floating Rate Fund,
Inc., a Maryland corporation registered as an open-end management investment company under the Investment
Company Act of 1940 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST:  The charter of the Corporation (the
"Charter") is hereby amended to change the name of the following classes of common stock of the Corporation as set forth below:

Current Name

New Name
Class A shares
AIG Senior Floating Rate Fund
Class A shares
New Class C shares
AIG Senior Floating Rate Fund
Class C shares

	SECOND:  The foregoing amendment to the
Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

	THIRD: These Articles of Amendment shall be effective on February 28, 2017.

	FOURTH:  The undersigned officer
acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


[SIGNATURE PAGE FOLLOWS]


IN WITNESS WHEREOF, the Corporation
has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 24th day of February, 2017.



ATTEST:	SUNAMERICA
SENIOR
FLOATING
RATE FUND,
INC.



/s/ Gregory Bressler				By: /s/ John
Genoy 			(SEAL)
Gregory Bressler	     		      	     John Genoy
Secretary				     	     President

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